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                                                                   Exhibit 10.54

                                PAYMENT GUARANTY

     THIS PAYMENT GUARANTY ("Guaranty") is made effective as of July 21, 2000, by and between EDISON SCHOOLS INC., a Delaware corporation ("Edison"), 521 Fifth Avenue, 15th Floor, New York, New York 10175, and KEYBANK NATIONAL ASSOCIATION, a national banking association (the "Bank"), 34 Main Street, Dayton, Ohio 45402.

                                    RECITALS

     A. Pursuant to the terms and conditions contained in a Loan Agreement dated July 21, 2000, between Alliance Edison LLC, a Delaware limited liability company (the "Company"), and Bank (the "Loan Agreement"), Bank has agreed to make the Company a construction loan in an amount not to exceed $1,620,000.00 (the "Loan") to assist the Company in constructing a charter school to be known as the Dayton View Academy (the "Improvements") upon a parcel of real estate containing approximately 5.8494 acres of land located at 1415 West Riverview Avenue, Dayton, Ohio 45407 (the "Premises"). The Company has leased the Premises pursuant to the terms and conditions contained in a Ground Lease Agreement dated as of November 23, 1999 as amended by a First Amendment to Ground Lease dated as of July 21, 2000 (collectively, the "Ground Lease"), between the Dayton Metropolitan Housing Authority ("DMHA"), as Landlord, and Alliance Facilities Management, Inc., an Ohio non-profit corporation ("AFM"), as Tenant. The Ground Lease has been assigned and transferred to the Company by AFM pursuant to the terms and conditions contained in an Assignment and Assumption of Ground Lease and Lessor Consent dated as of July 21, 2000 (the "Ground Lease Assignment), between AFM, as Assignor, the Company, as Assignee, and DMHA, as Lessor. The Premises and Improvements will be subleased to Alliance Community Schools, Inc., an Ohio non-profit corporation ("ACS"), pursuant to the terms and conditions contained in a Sublease Agreement dated as of March 10, 2000, between AFM, as Sublessor, and ACS, as Sublessee, as amended by an Amended and Restated Sublease Agreement dated as of July 21, 2000, between the Company, as Sublessor, and ACS, as Sublessee (collectively, the "Sublease"). The Sublease has been assigned and transferred to the Company by AFM pursuant to the terms and conditions contained in an Assignment and Assumption of Sublease and Sublessee Consent and Acknowledgement dated as of July 21, 2000 (the "Sublease Assignment"), by and between AFM, as Assignor, the Company, as Assignee, and ACS, as Sublessee.

     B. The Company has executed and delivered to Bank (i) a Promissory Note dated July 21, 2000 in the face amount of $1,620,000.00 (the "Note") as evidence of the Loan to be made by Bank to the Company, and (ii) an Open-End Leasehold Mortgage, Assignment of Leases, Rents and Contracts Rights and Security Agreement dated July
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21, 2000 (the "Mortgage") in which the Company has mortgaged to Bank its leasehold estate in the Improvements and Premises as security for the repayment of the Loan.

     C. The Company has also executed and delivered to Bank (i) a Deposit Assignment dated July 21, 2000 (the "Deposit Assignment") in which the Company has assigned and transferred to Bank all of its right, title and interest in its cash security including, but not limited to, all demand deposit accounts (the "Cash Security") which the Company maintains at Bank as security for the repayment of the Loan, and (ii) an Environmental Indemnity Agreement dated July 21, 2000 (the "Environmental Indemnity") in which the Company has agreed to indemnify Bank from certain environmental liabilities in connection with its leasehold estate in the Premises.

     D. The Company has also executed and delivered to Bank a Security Agreement dated July 21, 2000 (the "Security Agreement") in which the Company has granted Bank a first lien security interest in (i) all accounts, accounts receivable, contract rights, chattel paper, instruments, general intangibles and all other obligations and receivables now owned or hereafter acquired by the Company ("Receivables"), (ii) all inventory, including, but not limited to, all goods, merchandise, raw materials, goods in process, finished goods and other tangible personal property now owned or hereafter acquired and held for sale or lease or to be furnished under contracts of service or to be used or consumed in the Company's business ("Inventory"), (iii) all machinery, equipment, furniture, fixtures and tangible personal property of every kind and description, now owned or hereafter acquired by the Company and wherever located ("Equipment"), (iv) all replacements of and additions to the Equipment (the "Replacements and Additions"), and (v) all proceeds of the Receivables, Inventory and Equipment including, without limitation, all insurance proceeds (the "Proceeds") as security for the repayment of the Loan. The Loan Agreement, Note, Mortgage, Security Agreement, Deposit Assignment and Environmental Indemnity shall hereinafter be referred to collectively as the "Loan Documents". The term "Collateral" shall mean the Improvements, Premises, Accounts Receivable, Equipment, Replacements and Additions and Proceeds and Cash Security.

     E. Bank has conditioned its making of the Loan to the Company upon receipt of this Guaranty in which Edison unconditionally guarantees, subject to the terms hereof, to Bank (i) the full and prompt repayment of all principal and interest payments which become due and payable to Bank upon the Loan as evidenced by the Note, and (ii) the full and prompt payment of all amounts, obligations and liabilities which become due and payable to Bank upon the Loan Documents.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Guaranty, Edison and Bank hereby agree as follows:


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                                   ARTICLE I.
                         REPRESENTATIONS AND WARRANTIES

     SECTION 1.1. REPRESENTATIONS AND WARRANTIES. Edison hereby represents and warrants to Bank the following:

          (a) There are no actions, suits or proceedings pending or, to the knowledge of Edison, threatened against or affecting Edison or involving the validity or enforceability at law or in equity before any court or before or by any governmental authority or any other matters which would materially impair the ability of Edison to pay when due any amounts which may become payable in respect of the Loan or would reasonably be expected to result in any material adverse change in the business or condition of Edison; to the knowledge of Edison, Edison is not in violation of any applicable statute or regulation of any governmental authorities having jurisdiction over Edison which would have a materially adverse effect on Edison's ability to perform its obligations hereunder; and to the best knowledge of Edison, Edison is not in default with respect to any order, writ, injunctions, decree or demand of any court or any governmental authority; and there are not, to its knowledge, any claims against Edison which would have a materially adverse effect on Edison's ability to perform its obligations hereunder.

          (b) The consummation of the transaction contemplated hereby and the execution, delivery and performance of this Guaranty will not result in a breach of, or constitute a default under any agreement or any other instrument to which Edison is a party or by which Edison may be bound or any applicable court or governmental order or regulation.

          (c) Any and all financial statements heretofore delivered to Bank by Edison are true and correct in all material respects and fairly present the financial condition of Edison as of the dates thereof, and no materially adverse change has occurred in the financial conditions reflected therein since the respective dates thereof.

     SECTION 1.2. COVENANTS. From the date of this Guaranty until the Loan has been fully paid as to both principal and interest, Edison shall:

          (a)  Furnish Bank as soon as available, but in any event within sixty
     (60) days after the end of each fiscal quarter of Edison, with (i) a balance sheet of Edison as of the end of such fiscal quarter, (ii) a statement of income and retained earnings of Edison for such fiscal quarter, (iii) a cash flow statement of Edison for such fiscal quarter, and
     (iv) such other financial information as Bank may reasonably request. These financial statements shall (i) be prepared in reasonable detail, (ii) state in comparative form the respective figures for the corresponding


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     date and period in the previous fiscal year, (iii) be prepared in accordance with generally accepted accounting principals consistently applied, subject to normal year-end adjustments, and (iv) be certified by the chief financial officer of Edison.

           (b) Furnish Bank as soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of Edison, with
     (i) a balance sheet of Edison as of the end of such fiscal year, (ii) a statement of income and retained earnings of Edison for such fiscal year, and (iii) a cash flow statement of Edison for such fiscal year. These financial statements shall (i) be prepared in reasonable detail, (ii) state in comparative form the respective figures for the corresponding date and period in the previous fiscal year, (iii) be prepared in accordance with generally accepted accounting principles consistently applied, and (iv) be audited by an independent certified public accounting firm selected by Edison and reasonably acceptable to Bank.


                                  ARTICLE II.
                                   GUARANTY

     SECTION 2.1. PAYMENT GUARANTY. Edison hereby unconditionally guarantees to Bank the repayment of the following liabilities:


      (a) The full and prompt payment of all principal and interest payments which become due and payable, whether by acceleration, or otherwise, to Bank from the Company upon the Loan as evidenced by the Note; and

      (b) The full and prompt payment of all amounts, obligations and liabilities which become due and payable to Bank from the Company pursuant to the Loan Documents including, but not limited to, all obligations to Bank under the Environmental indemnity.

The term "Liabilities" as used in this Guaranty shall mean all liabilities as described in Section 2.1(a) and 2.1(b) of this Guaranty. If the Company shall fail to pay all or any part of the Liabilities when due, whether by acceleration or otherwise, Edison shall pay Bank, upon Bank's written demand, the amount due and unpaid by the Company in a like manner as if such amount constituted the direct obligation of Edison. Bank's failure to provide Edison with a written demand for payment shall not be construed as a waiver of Bank's rights against Edison under this Guaranty. Prior to any demand upon Edison, Bank shall not be required to make any demand upon or pursue or exhaust any of its rights or remedies against the Company or any other guarantors of the Liabilities or to pursue or exhaust any of its rights or remedies under the Mortgage, Security Agreement or Deposit Assignment with respect to the Collateral. Edison shall have no right of subrogation with respect to the Liabilities unless and until Bank shall have received full payment of all Liabilities. Upon payment in full of the Liabilities by Edison after a default in payment by


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the Company, Bank shall assign and transfer to Edison all of Bank's right, title and interest in the Loan Documents.

     SECTION 2.2. TERMINATION OF GUARANTY. The obligations of Edison under this Guaranty shall be absolute and unconditional and shall remain in full force and effect until all Liabilities have been paid in full and all of the Company's obligations to Bank under the Loan Documents have been fully satisfied including, but not limited to, all of the Company's obligations to Bank under the Environmental Indemnity. Edison acknowledges that the Company's obligations to Bank under the Environmental Indemnity shall survive the payment of the Loan. Upon termination of Edison's liability to Bank under this Guaranty, Bank shall either (i) provide Edison with a separate cancellation of this Guaranty, or (ii) return to Edison the original of this Guaranty with a notation that this Guaranty has been either paid or satisfied by the payment of the Liabilities.

     SECTION 2.3. WAIVER. Edison hereby expressly waives:

          (a) Notice from Bank that Bank has accepted and is relying upon this Guaranty;

          (b)  Notice from Bank that Bank has made the Loan to the Company;

          (c) Notice from Bank that the Company has defaulted in the payment of principal or interest upon the Liabilities; and

          (d) Any and all set offs, counterclaims and defenses, including, but not limited to, the impairment of collateral defense and the defense that the Company has no personal liability to repay the Loan which either the Company or Edison may have against Bank.

     SECTION 2.4 CONSENT. Edison hereby expressly agrees that without its consent:

          (a) The Company and Bank may modify the terms and conditions of the Liabilities, including, but not limited to, extending the time for payment or changing the interest rate or the amount of the principal payments due upon the Loan as evidenced by the Note.

          (b) Bank may release or permit substitution of either the Collateral or any additional collateral now or hereafter held by Bank as security for the repayment of the Liabilities upon such terms and conditions which are satisfactory to Bank in its sole discretion. Bank may release the Collateral with or without any consideration being paid to Bank.

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     SECTION 2.5. ATTORNEY FEES AND COSTS. Edison shall pay all reasonable costs, expenses and fees, including all reasonable attorneys' fees, which Bank incurs in enforcing or attempting to enforce this Guaranty following any default by Edison in the performance of its obligations as contained in this Guaranty.

                                  ARTICLE III.
                               GENERAL PROVISIONS

     SECTION 3.1. AMENDMENTS. This Guaranty shall not be modified or amended except by a written agreement duly executed by Bank and Edison or their successors or assigns; provided, however, Edison may not assign its obligations as contained in this Guaranty.

     SECTION 3.2. NOTICES. Except as otherwise provided in this Guaranty, any notice required or permitted to be given pursuant to this Guaranty, or in connection with this Guaranty, shall be in writing and shall be deemed to have been received (i) when personally delivered, or (ii) two (2) days after delivery to any national overnight courier or express mail, or (iii) three (3) days after placed in the United States mail, registered or certified mail, return receipt requested, with adequate postage affixed thereto, addressed to Bank or Edison, as the case may be, at the following addresses, or such other address as either of them may from time to time designate in a notice given to the other:

     Bank:

     KeyBank National Association
     34 North Main Street
     Dayton, Ohio 45402
     Attention:  Gary R. Roan
                 Vice President

     Edison:

     Edison Schools, Inc.
     521 Fifth Avenue, 15th Floor
     New York, New York 10175
     Attention:  H. Christopher Whittle
                 President, Chief Executive Officer & Director

     With a copy to:

     Coudert Brothers
     1114 Avenue of the Americas
     New York, New York 10036-7703
     Attention:  Joseph D. Farrell, Esq.


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     SECTION 3.3. ARTICLE AND SECTION HEADINGS. The headings or titles of the several articles and sections of this Guaranty shall be solely for convenience of reference and shall not affect the meaning, construction or effect of the provisions hereof.

     SECTION 3.4. INTERPRETATION. The singular form of any word used herein, shall include the plural, and vice versa, if applicable. The use of a word of any gender shall include all genders if applicable.

     SECTION 3.5. CONSTRUCTION. This Guaranty and all related documents shall be deemed to be contracts made and delivered in the State of Ohio, and shall be governed and construed in accordance with the laws of the State of Ohio.

     SECTION 3.6. SEVERABILITY. If any provision of this Guaranty shall be held or deemed to be or shall, in fact, be illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative or unenforceable to any extent whatsoever.

     SECTION 3.7. COGNOVIT GUARANTY. Edison hereby authorizes any attorney at law, including any attorney retained by Bank, to appear in any court of record within the State of Ohio if this Guaranty is not paid when due, whether or not by acceleration, to waive issuance and service of process, to confess judgment against Edison for the amount of principal and interest then appearing due, together with costs of suit, and to release all errors and right to review. Edison hereby expressly (i) waives a conflict of interest in an attorney retained by Bank confessing judgment against Edison upon this Guaranty, and
(ii) consents to the attorney retained by Bank in receiving a legal fee from Bank for legal services rendered for confessing judgment against Edison upon this Guaranty. A copy of this Guaranty, certified by Bank, may be filed in each such proceeding in place of filing the original as warrant of attorney.

     IN WITNESS WHEREOF, Edison Schools Inc., by its duly authorized officer, has executed this Payment Guaranty as of the day and year first above written.


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WARNING - BY SIGNING THIS PAPER, YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT
TRIAL. IF YOU DO NOT PAY ON TIME, A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE, AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR, WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

                                        EDISON SCHOOLS INC.,
                                        a Delaware corporation





                                        By
                                          ----------------------

ACCEPTED THIS 21st DAY OF JULY 2000

KEYBANK NATIONAL ASSOCIATION,
a national banking association



By /s/ Gary R. Roan
   --------------------------
   Gary R. Roan
   Vice President




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